UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2023

micromobility.com Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39136	84-3015108
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Old Slip, New York, NY 10005
(Address of Principal Executive Offices, and Zip Code)
(917) 675-7157
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	MCOM	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	MCOMW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On June 7, 2021, we entered into two agreements with Lega Nazionale Professionisti Serie B (“League Serie B”) to acquire the rights to broadcast approximately 390 regular season soccer games in Serie B for the next three seasons, on a non-exclusive basis. The agreements that we entered into with League Serie B for rights in Italy are non-exclusive rights. The rights to broadcast in Italy have been sold to two other over-the-top providers pursuant to agreements on the same terms as well as to one provider for terrestrial and/or cable and satellite broadcast. We are required to pay €12 million (approximately $14 million) per year in connection with these rights.

Additionally, Helbiz Media was appointed by the League Serie B as the exclusive distributor of the Serie B international media rights. The agreements gave us the right to distribute the rights to third parties to broadcast the Serie B games outside of Italy. We guaranteed Serie B a minimum annual payment of €2.5 million (approximately $3 million) in connection with the distribution of the rights outside of Italy.

On June 15, 2023, we agreed with League Serie B that we would immediately terminate our agreements with League Serie B in exchange for paying them amounts due under the agreements of approximately €8.8 million and League Serie B sent us the termination letter on the same date. We are negotiating the timing of these payments with League Serie B.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
104	Cover page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2023

micromobility.com Inc.

By:	/s/ Salvatore Palella
Name: Title:	Salvatore Palella Chief Executive Officer